Exhibit 10.2

October 7, 2024

[Richard J. Lampen][Marc N. Bell][J. Bryant Kirkland III]

At the Address on File with the Company

Dear [Richard][Marc][Bryant]:

This letter agreement constitutes an amendment to that certain [Employment Agreement, dated as of January 27, 2006, by and between Vector Group Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), and Richard J. Lampen (the “Executive”), as amended by that certain letter agreement, dated as of February 22, 2012, and further amended by that certain letter agreement, dated as of January 15, 2021 (collectively, the “Agreement”)]1[Amended and Restated Employment Agreement, dated as of January 27, 2006, by and between Vector Group Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), and Marc N. Bell (the “Executive”) (collectively, the “Agreement”)]2[Employment Agreement, dated as of January 27, 2006, by and between Vector Group Ltd., a Delaware corporation (together with its successors and assigns, the “Company”), and J. Bryant Kirkland III (the “Executive”), as amended by that certain letter agreement, dated as of February 29, 2016, and further amended by that certain letter agreement, dated as of December 21, 2021 (collectively, the “Agreement”)]. The Company and Executive wish to amend the Agreement as set forth below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

Section 12 of the Agreement is amended and restated in its entirety to provide as follows:

(a) At the sole election of the Executive, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Miami, Florida before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining in Miami, Florida. In any such arbitration, one arbitrator shall be selected by each of the parties, and the third arbitrator shall be selected by the first two arbitrators. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 12 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of the Executive of any of his covenants contained in Section 5 hereof.

1 For Lampen.

2 For Bell.

(b) All costs, fees and expenses of any arbitration or litigation in connection with this Agreement, including, without limitation, attorneys’ fees of the Executive and the Company, shall be borne by, and be the obligation of, the Company; provided, however, that if the Executive chooses not to arbitrate pursuant to Section 12(a) above the Company’s obligations under this Section 12(b) shall not exceed $250,000. The obligations of the Company under this Section 12 shall survive the termination of this Agreement (whether such termination is by the Company, the Executive, upon the expiration of this Agreement, or otherwise).”

This letter constitutes an amendment to the Agreement and forms a part of the Agreement. Except as amended by this letter, the Agreement is confirmed and ratified in all respects.

* * *

If you agree that this letter correctly memorializes our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Sincerely,

Vector Group Ltd.

By:
Name:
Title:

Accepted and Agreed:

[Richard J. Lampen][Marc N. Bell][J. Bryant Kirkland III]

Date: October 7, 2024

[Signature Page to Amendment to Employment Agreement]